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                                                                    EXHIBIT 99.3

                               STATE OF MICHIGAN
                            DEPARTMENT OF COMMERCE
                               INSURANCE BUREAU


                     Before the Commissioner of Insurance




In the matter of a disclaimer
by Tracinda Corporation with
respect to its acquisition of an                       Order No. 95-368-M
additional 14 million shares of
the common stock of Chrysler
Corporation

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                              Issued and entered
                          this 8th day of August 1995
                              by D. Joseph Olson
                           Commissioner of Insurance

                             THIRD ORDER AMENDING
                            APPROVAL OF DISCLAIMER

Since the manner of acquiring the 14.99% of Chrysler common stock does not affect the issue of control, and since Tracinda has sought clarification of this matter by its request of August 7, 1995, the Order entered in this matter June 27, 1995, should be further amended.

Therefore, it is ORDERED that:

     1. The first sentence of Paragraph 1 of Part IV of the Order is amended to read as follows: The scope of this approval is strictly limited to Tracinda's, Kirk Kerkorian's, or Tracinda's and Kirk Kerkorian's collective acquisition of up to 14.99% of Chrysler common stock by any lawful means.

     2. Apart from this amendment, all previous restrictions, terms, conditions, representations, and agreements respecting the Order continue in full force and effect.

                                     /s/ D. Joseph Olson
                                     -------------------------------
                                     D. Joseph Olson
                                     Commissioner of Insurance